Exhibit 99.1

Diedrich Coffee and Praise International Set June 12, 2009 Closing Date for

Sale of Gloria Jean’s Coffees Domestic Franchisee Operations

IRVINE, Calif., May 29, 2009 — Diedrich Coffee, Inc. (Nasdaq: DDRX) and Praise International North America, Inc. have agreed upon June 12, 2009 as the closing date for the sale of Diedrich Coffee’s Gloria Jean’s Coffees domestic franchise operations.

As part of its strategy to capitalize on the growth of the wholesale specialty coffee market and its strength as a premier roaster and distributor of the world’s finest coffees, on March 27, 2009, Diedrich Coffee announced a definitive agreement with Praise International North America, an affiliate of Gloria Jean’s Coffees International, for the sale of the Gloria Jean’s Coffees domestic franchise operations. Gloria Jean’s Coffees International currently holds the rights to the Gloria Jean’s Coffees brand outside of the United States and Puerto Rico.

The sale of the Gloria Jean’s Coffees domestic franchise operations includes 102 franchise and company-operated locations across 24 states. The purchase price is approximately $3.1 million and includes a five-year agreement for roasting services provided by Diedrich Coffee. The terms of the transaction also grant Diedrich Coffee the rights to use the Gloria Jean’s Coffee brand names in perpetuity for various wholesale business channels and the Keurig K-Cup® product lines. Diedrich Coffee is one of only four roasters under license to produce K-Cups for Keurig’s increasingly popular single-cup brewing system.

About Diedrich Coffee

With headquarters in Irvine, California, Diedrich Coffee specializes in sourcing, roasting and selling the world’s highest quality coffees. The company’s three brands are Diedrich Coffee, Gloria Jean’s Coffees and Coffee People. Diedrich Coffee sells its coffees through office coffee service distributors, restaurants and specialty retailers, and via the company’s Web stores. For more information about Diedrich Coffee, call 800-354-5282 or go to: www.diedrich.com, www.gloriajeans.com, www.coffeepeople.com or www.coffeeteastore.com.

Forward Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the financial and operating performance of the Diedrich Coffee’s wholesale operations, the company’s ability to maintain profitability over time, the successful execution of the company’s growth strategies, franchisee’s adherence to the company’s practices, policies and procedures, the impact of competition, the availability of working capital, and other risks and uncertainties described in detail under “Risk Factors and Trends Affecting Diedrich Coffee and its Business” in the company’s annual report on Form 10-K for the fiscal year ended June 25, 2008 and other reports filed with the Securities and Exchange Commission. Except where required by law, the company does not undertake an obligation to revise or update any forward-looking statements, whether as a result of new information, future events or changed circumstances.

Trademarks are the property of their respective owners.

Diedrich Coffee Investor Relations:

Scott Liolios or Cody Slach

Liolios Group, Inc.

Tel 949-574-3860

info@liolios.com